EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES REVISED 2014 PRODUCTION OUTLOOK
AND INCREASED CREDIT FACILITY BORROWING BASE

DENVER, CO October 9, 2014 - SM Energy Company (NYSE: SM) announces that production for the third quarter of 2014 is expected to be 13.1 MMBOE, or 142.5 MBOE/d, which is at the low end of the Company’s previously issued guidance. SM Energy has moved to an enhanced completion program in its Eagle Ford producing area using higher sand loading and longer laterals. These enhanced completions, while improving well economics, resulted in longer than anticipated downtime due to required well shut-ins for offset completions during the quarter. Weather-related delays in the Williston Basin also negatively impacted production for the quarter. Production in both the Eagle Ford and Bakken/Three Forks has been increasing over the past few weeks and production guidance for the fourth quarter of 2014 is 13.9 - 14.7 MMBOE, which at the mid-point represents 9% growth over the third quarter of 2014. The outlook for production growth in 2015 and 2016 remains unchanged at 20% and 15%, respectively.

The Company also announces that the borrowing base under its senior secured revolving credit facility increased to $2.4 billion, from its previous borrowing base of $2.2 billion following its lenders’ regularly scheduled semi-annual redetermination. The increase in the borrowing base is largely due to the increase in the Company’s mid-year proved developed reserves. SM Energy has elected to leave the aggregate commitment amount from the bank group unchanged at $1.3 billion. The redetermination was made under the terms of the existing facility and there were no other changes to the terms of the credit facility resulting from this borrowing base redetermination.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisitions, and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2013 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACTS:
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326